Exhibit 23.1

Kost Forer Gabbay & Kasierer 3 Aminadav St. Tel-Aviv 6706703, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 (File Nos. 333-140701, 333-149237, 333-159306, 333-165144, 333-172492, 333-180770, 333-187406 and 333-194833) pertaining to the 2006 Incentive Compensation Plan of Allot Communications Ltd., of our report dated March 26, 2015, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Allot Communications Ltd. included in this annual report on Form 20-F for the year ended December 31, 2014.

Tel Aviv, Israel	/s/ Kost Forer Gabbay & Kasierer KOST FORER GABBAY & KASIERER
March 26, 2015	A Member of Ernst & Young Global